Exhibit 99.1

Strategic Storage Trust VI, Inc. Announces Opening of New Self-Storage Facility in Greater Montréal Area

LADERA RANCH, Calif. – May 28, 2026- Strategic Storage Trust VI, Inc. (“SST VI” or the “Company”), a publicly registered non-listed real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), in partnership with SmartCentres (TSX: SRU.UN), is pleased to announce the opening of its second self-storage facility in the Greater Montréal Area.

Located at 5500 Rue Notre-Dame Ouest in Montréal, Québec, the facility occupies a highly visible corner site approximately three miles from downtown Montréal, with convenient access to Autoroute 15 and Route 136. Positioned along a major urban corridor with approximately 100,000 vehicles passing daily, the property serves a dense and growing trade area characterized by strong urban demographics, a high concentration of rental households, and long-term demand drivers within a three-mile radius.

The Class A, five-story facility offers approximately 124,000 net rentable square feet and approximately 1,450 climate-controlled storage units. Purpose-built to deliver a modern customer experience, the facility features three elevators and premium amenities designed to meet the evolving needs of residential and commercial customers alike.

Strategically located within Montréal's urban core, the facility is positioned to serve a broad and diverse customer base spanning high-density residential communities, established rental markets, and growing mixed-use neighborhoods across the city. The facility is well-positioned to serve surrounding communities, including Saint-Henri, Little Burgundy, Griffintown, Pointe-Saint-Charles, Ville-Émard, Verdun, Westmount and Downtown Montréal.

"We are excited to further expand our presence in Montréal with the opening of our second facility in the market," said H. Michael Schwartz, President and CEO of SST VI. "This facility represents more than simply adding another location. It immediately strengthens our market presence and advances our strategy of building in high-demand urban markets. Montréal continues to demonstrate attractive long-term fundamentals driven by density, strong demographics, and barriers to new supply. As we continue to grow across North America, we remain focused on creating high-quality assets and delivering a secure, convenient and customer-focused storage experience in the communities we serve."

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a public non-traded REIT that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of May 28, 2026, SST VI owned 25 operating self-storage properties of which 13 are located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) comprising approximately 9,015 units and 1,079,395 rentable square feet (including parking) and 12 properties located in three Canadian provinces (Alberta, British Columbia and Ontario) comprising approximately 11,185 units and 1,158,015 rentable square feet (including parking) in addition to joint venture interests in five operational properties in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Florida.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary, SmartStop REIT Advisors, LLC, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of May 28, 2026, SmartStop has an owned or managed portfolio of approximately 460 operating properties in 35 states, Washington, D.C., and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 51 operating self-storage properties across four provinces in Canada, which total approximately 45,000 units and 4.5 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Investor Relations Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:
Spotlight Marketing Communications

949-427-1391

Julie@spotlightmarcom.com